Press Release	Source: Tribeworks, Inc.

June 19, 2007

Kinko’s Founder Affiliate
Provides Financing for Tribeworks, Inc.

Redmond, WA, June 19, 2007 -- Tribeworks, Inc. (OTC BB:TWKS - News) announced that it has entered into an agreement for $5 million in debt financing to further expand the company’s growing IT support business.

The financing provided by West Coast Opportunity Fund, LLC, a private fund managed by West Coast Asset Management, Inc.,(“WCAM”), includes up to $5 million dollars in debt financing at 5% per annum based on growth milestones over an eighteen month period. In return, WCAM will receive 6.5 million shares of TWKS and may invest an additional $16.9 million, for a total of $21.9 million dollars, upon the exercise of warrants granted to WCAM at a strike price of $2.60 per share.

Atticus Lowe, Chief Investment Officer of WCAM, states “We believe Tribeworks offers a best-in-class product addressing an enormous and largely untapped market. Management’s track record with companies such as Microsoft, JP Morgan, and Avanade is outstanding, and we are very pleased to be partnering with them.”

WCAM, which was co-founded in 2000 by Kinko’s founder Paul Orfalea, is an independent money manager with over $500 million in assets under management. Source: www.wcam.com.

During 2006 Tribeworks, Inc. substantially repositioned its business model and objectives, to concentrate on the $220 Billion worldwide IT support market (Gartner, Inc.), by selling its Tribeworks Development Company subsidiary, and purchasing all of the assets of Atlas Technology Group (" AtlasTG”).

AtlasTG, the company’s primary subsidiary, provides outsourced application software support services for clients with large information technology functions worldwide. The company specializes in remotely supporting custom-built applications, and complex networks, using proprietary process, monitoring, and management systems. The company operates data centers in Seattle and Malta, in addition to 24 X 7 support centers in, Gzira, Malta; Wellington, New Zealand; and Seattle, Washington. Source: www.tribeworks.us

The promissory notes, common stock and warrants issued in connection with the above referenced transaction have not been registered under the Securities Act of 1933, or any state securities laws, and were sold in a private transaction.  These securities may not be re-offered or resold in the United States unless the re-offer or resale is registered or unless exceptions from the registration requirements of the Securities Act of 1933 and applicable state laws are available.  This press release does not constitute an offer to sell or the solicitation of an offer to purchase securities in any jurisdiction in which such offer or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

A number of statements in this press release are forward-looking statements, which are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of products and technologies, competitive market conditions, successful integration of acquisitions, the ability to secure additional sources of financing, the ability to reduce operating expenses and other factors described in the Company's filings with the SEC. The actual results that the Company may achieve may differ materially from any forward-looking statements due to such risks and uncertainties.

Contact: Peter Jacobson
(949) 274-3633